THIS SUPPLEMENTAL WARRANT INDENTURE dated as of 12th day of August, 2003

B E T W E E N :

YAMANA GOLD INC.,
a corporation incorporated under the laws of Canada

(hereinafter called the "**Company**")

A N D

CIBC MELLON TRUST COMPANY,
a trust company incorporated under the laws of Canada

(hereinafter called the "**Warrant Agent**")

WHEREAS the Company and the Warrant Agent executed a Common Share Purchase Warrant Indenture (the "**Warrant Indenture**") dated as of July 31, 2003 providing for the issue of 23,125,000 Warrants (as defined in the Warrant Indenture); and

WHEREAS section 7(a) of the Warrant Indenture provides for the creation of indentures supplemental to the Warrant Indenture for the purpose of providing for the issuance of additional Warrants under the Warrant Indenture (including the issuance of up to an additional 17,442,857 Warrants in connection with property acquisition transactions involving the Company);

AND WHEREAS certain property acquisition transactions involving the Company are scheduled to close on August 12, 2003 and require the issuance of 17,442,856 Warrants.

NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSETH that in consideration of the premises and of other good and valuable consideration, the parties hereto covenant, agree and declare as follows:

1. This Supplemental Indenture is supplemental to the Warrant Indenture and the Warrant Indenture shall henceforth be read in conjunction with this Supplemental Indenture and all the provisions of the Warrant Indenture, except only insofar as the same may be inconsistent with the express provisions hereof, shall apply and have the same effect as if all the provisions of the Warrant Indenture and of this Supplemental Indenture were contained in one instrument and the expressions used

herein shall have the same meaning as is ascribed to the corresponding expressions in the Warrant Indenture.

2. Section 2.1 of the Warrant Indenture is hereby amended to read as follows:

"2.1 Issue of Warrants

A total of 40,567,856 Warrants entitling the registered holders thereof to acquire an aggregate of 40,567,856 Common Shares are hereby created and authorized to be issued hereunder at the Exercise Price upon the terms and conditions herein set forth and shall be executed by the Company and certified by or on behalf of the Warrant Agent upon the written order of the Company and delivered by the Company in accordance with sections 2.3 and 2.4."

3. It is hereby agreed by the Company and the Agents that for the purposes of the Warrants issued pursuant to this Supplemental Indenture the Closing Date (as defined in the Warrant Indenture) shall be August 12, 2003.

4. The Warrant Indenture shall be and continue to be in full force and effect, unamended, except as provided herein, and the Company hereby confirms the Warrant Indenture in all other respects.

5. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the province of Ontario and shall be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture.

YAMANA GOLD INC.

By: *"Victor Bradley"*
Authorized Signing Officer

CIBC MELLON TRUST COMPANY

c/s

By: *"Warren Jansen"*
Authorized Signing Officer

c/s

By: *"Susan Clough"*
Authorized Signing Officer